EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-134221, 333-151779, 333-165740, 333-170351, 333-194305, 333-212359, 333-219719, 333-226660, and 333-257005) of SM Energy Company of our reports dated February 20, 2025, with respect to the consolidated financial statements of SM Energy Company and subsidiaries and the effectiveness of internal control over financial reporting of SM Energy Company and subsidiaries, included in this Annual Report (Form 10-K) of SM Energy Company for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Denver, Colorado
February 20, 2025